UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTELIMAX MEDIA INC.
(Exact name of registrant as specified in its charter)

British Columbia	None
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2320 – 555 West Hastings Street
Vancouver, British Columbia, Canada V6B 4N4
 (Address of principal executive offices) (Zip Code)

2009 Stock Compensation Plan
and
2009 Stock Option Plan
 (Full title of the plan)

Michael Young
2320 – 555 West Hastings Street
Vancouver, British Columbia, Canada V6B 4N4
(Name and address of agent for service)

(604) 742-1111
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☐  Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share ($)	Proposed maximum aggregate offering price ($)(1)	Amount of registration fee ($)
Common stock, $0.00001 par value	2,000,000	0.55 (1)	1,100,000	61.38
Total	2,000,000		1,100,000	61.38

(1)
This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale price of common stock of Intelimax Media Inc. listed on the OTC Bulletin Board as of December 4, 2009, a date within five business days prior to the filing of this registration statement.

PART 1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The registrant shall deliver or cause to be delivered to each participant in the 2009 Stock Compensation Plan and the 2009 Stock Option Plan (collective, the “Plans”), all material information regarding the Plans and its operations that will enable participants to make an informed decision regarding investment in the Plans.

The document(s) containing the information specified in this Part I will be sent or given to employees or consultants as specified by Rule 428(b)(1).

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission by Intelimax Media Inc. (the “Company”, “us”, “we”, “our”) are incorporated herein by reference:

(1)	The Company’s latest Annual Report on Form 10-K for the fiscal year ended December 31, 2008, pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(2)
All reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (1) above; and

(3)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

The validity of the issuance of the shares registered under this Registration Statement has been passed upon for the Company by Bacchus Law Corporation.

Item 6. Indemnification of Directors and Officers

The only statutes, charter provisions, bylaws, contracts or other arrangements under which any director, officer or control person is insured or indemnified in any manner against any liability which they may incur in their capacity as such are as follows:

(a)	Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”); and

(b)
Part 21 of our Articles, filed as Exhibit 3.2 of a Current Report on Form 8-K filed with the SEC on May 26, 2009 which states that we must indemnify our directors, former directors or alternate directors of the Company and may indemnify other persons as well.

Business Corporations Act (British Columbia)

Part 5, Division 5 of the BCBCA allows us to indemnify our directors and officers against losses incurred as a result of an action brought against them due to their position with us whether they are successful in defending the action or not. If an action is brought against one of our directors or officers and that director or officer is successful in the outcome of the proceeding, the BCBCA requires that we reimburse all costs associated with defending such action.

The BCBCA also provides that we must not indemnify or pay the expenses of one of our directors or officers if any of the following circumstances apply:

(a)
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our articles;

(b)
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our articles;

(c)
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to our best interests or the associated corporation, as the case may be; or

(d)
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Additionally, if a proceeding is brought against one of our directors or officers by or on our behalf, we must not:

(a)	indemnify the director or officer in respect of the proceeding; or

(b)	pay the expenses of the director or officer in respect of the proceeding.

We have no directors and officers’ liability insurance at this time. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification would be required or permitted.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

(a)	The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.	Title
5.1	Legal Opinion of Bacchus Law Corporation
10.1	2009 Stock Compensation Plan
10.2	2009 Stock Option Plan
23.1	Consent of Kempisty & Co., CPAs, PC
23.2	Consent of Saturna Group Chartered Accountants, LLP
23.3	Consent of Bacchus Law Corporation (see Ex. 5.1 above)

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post -effective amendment to this registration statement to:

(i)	include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

(iii)
include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraph is incorporated by reference from periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information require to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(5)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions, or otherwise, registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred or paid by a director, officer or controlling person of registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of registrant's annual report pursuant to Section 13(a) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Vancouver, Province of British Columbia, on December 11, 2009.

Intelimax Media Inc.
(Registrant)

By:	/s/ Chaz Green
Chaz Green
Chief Executive Officer, Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Chaz Green Chaz Green	Chief Executive Officer, Director	December 11, 2009
/s/ Michael Young Michael Young	President, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer and Director	December 11, 2009

Index to Exhibits

Exhibit No.	Title
5.1	Legal Opinion of Bacchus Law Corporation
10.1	2009 Stock Compensation Plan
10.2	2009 Stock Option Plan
23.1	Consent of Kempisty & Co., CPAs, PC
23.2	Consent of Saturna Group Chartered Accountants, LLP
23.3	Consent of Bacchus Law Corporation (see Ex. 5.1 above)